Exhibit 99.1

ZILA, INC.	NEWS

5227 N. 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com

For Immediate Release: 6/16/03	Contact: Douglas D. Burkett, Ph.D. 602-266-6700

Zila Revenues Up 49 Percent in Third Quarter;

Achieves Positive EBITDA while Increasing OraTest® Clinical Investment by 74%

PHOENIX, AZ — June 16, 2003 — Zila, Inc. (NasdaqNM: ZILA) announced results for its fiscal third quarter ended April 30, 2003. Highlights of those results, compared with the same period a year ago, are as follows:

•	Revenues increased 49 percent;

•	Net loss improved to $0.01 per share vs. $0.05 per share; and

•	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was a positive $75,000.

Douglas D. Burkett, Ph.D., Chairman, Chief Executive Officer and President, said, “Investors have begun to take notice of the dramatic turnaround we have achieved at Zila over the last year, and the momentum we have begun to develop throughout the company. Our quarterly revenue growth was exceptionally strong thanks to the continued growth of Ester-C®, and our financial performance has improved for three consecutive quarters.”

Zila’s revenues were $12.4 million for the three months ended April 30, 2003, up from revenue of $8.4 million in the same period in the prior year. The fiscal third-quarter net loss was $639,000, or $0.01 per share, in 2003 compared with a net loss of $2.1 million, or $0.05 per share, in the third quarter of fiscal 2002. EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) improved by $1.2 million.

Revenues for the nine months ended April 30, 2003 were $35.1 million, up 35 percent from $26.1 million for the nine months ended April 30, 2002. Nine-month net loss was $3.1 million, or 7 cents per share, in fiscal 2003 versus $10.1 million, or 23 cents per share, in fiscal 2002.

Zila Nutraceuticals:

The nutraceuticals business generated revenues of $8.1 million during the fiscal third quarter of 2003, a 75 percent increase compared with $4.6 million during the fiscal third quarter of 2002. Income was $2.1 million, up from $757,000 last year. Revenue growth was driven by a 93 percent increase in sales of the Ester-C® product compared with the year-earlier period. Sales of the low margin saw palmetto products declined 59 percent as the Company continued its plan to exit that business.

Gross margin decreased primarily due to higher costs for ascorbic acid, the principal raw material for Ester-C®. The company said it believes ascorbic acid prices have peaked and will be decreasing over the next several months. Zila recorded a charge of $120,000 in the third quarter of FY03 to reduce the carrying value of its saw palmetto inventory to the current market price. The company expects to complete the sale of its remaining saw palmetto inventories during the fiscal fourth quarter ending July 31, 2003.

Zila Pharmaceuticals:

Net revenues for the pharmaceuticals business were $4.3 million for third quarter of fiscal 2003, an increase of 16 percent compared with $3.7 million for the third quarter of fiscal 2002. Revenues for the Zilactin® line of cold and canker sore products decreased 24 percent because of competition and supply problems due to a change in sources of supply. Revenues for Zila’s Peridex® product increased 11 percent, primarily because of purchase commitments by Omnii Oral Pharmaceuticals, a principal distributor of Peridex® products. Those purchase commitments were completed in the first three quarters of FY03, rather than in all four quarters last year. Revenues of the IST division were up more than fourfold to $1.4 million.

Gross margins for the Pharmaceuticals business were lower in the fiscal third quarter than a year ago because of higher costs for Zilactin® products primarily due to temporary costs associated with the change in suppliers and a higher percentage of revenues from the lower-margin IST products.

Zila Biotechnology:

Total expenses were up 15 percent to $1.5 million as Zila expanded the Phase III clinical trials for OraTest®, increasing investment by 74% versus last year, which was offset in part by a reduction in overseas operating expenses.

Zila expects net proceeds of approximately $15 million from the settlement of a dispute with its former clinical research organization (CRO) by June 30, 2003. The payment will be recorded as income when received. Based on recent evaluations, Zila said it believes that the $15 million, along with cash generated internally from its Nutraceuticals business and its Pharmaceuticals business, will be adequate to fund the OraTest® clinical trial for submission to the FDA review process for marketing clearance.

Zila recently named Jeff Morhet as Vice President and General Manager of the Biotechnology business and announced that with a portion of the proceeds from the settlement, Zila also intends to launch the analysis of additional applications for its Tolonium Chloride technology.

“Over the next few years we intend to show that OraTest is just the beginning of several cancer detection products arising from our patented Tolonium Chloride technology,” Dr. Burkett said. “I am convinced that with the rapid growth today in the company’s Nutraceutical business, and the strong potential of the OraTest® product, Zila is well positioned to achieve its goal of obtaining superior returns for its shareholders over the long term.”

Zila Inc. Third Quarter Financial Results by Business Segment:

in thousands

	Pharmaceuticals	Nutraceuticals	Biotechnology	Corporate		Total

Net revenues:
2003	$4,281	$8,137	$7	$—		$12,425
2002	3,680	4,650	23	—		8,353
Income (loss) before income taxes:
2003	253	2,082	(1,463)	(1,511	)(a)	(639)
2002	(1,018)	757	(1,204)	(646)		(2,111)

(a)	Includes increased legal and insurance costs (see below)

Financial Highlights

•	Zila’s revenue, EBITDA and profit/(loss) performance have improved steadily over the last three consecutive quarters.

•	Zila generated $824,000 in profit when the Biotechnology business costs are excluded. Even with the $1.5 million expenditures in the Biotechnology segment, Zila generated positive EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization).

•	Research and development expenses increased 6 percent to $941,000 for the quarter. OraTest® Phase III clinical trial expenses rose 74 percent, offset by reductions in both Pharmaceutical and Nutraceutical expenditures.

•	Corporate general and administrative expenses increased $579,000 during the third quarter as compared to last year, primarily due to increased legal, insurance costs and other corporate overhead costs; however, total G & A expenses declined as a percentage of net revenue to 26% versus 31% a year ago.

•	The company recorded severance and related charges of $251,000 during the fiscal third quarter, compared to no such charges a year earlier. Principal factors were employee terminations, recruiting fees and relocation expenses. The Company has turned over 50 percent of its Arizona workforce and virtually 100% of senior management since June of last year.

•	In light of the $15 million in anticipated net proceeds from the settlement with its former CRO, Zila intends to renegotiate covenants under its existing loan agreement with Congress Financial Corp. The agreement expires in August 2004.

Conference call

Zila will hold an investor conference call at 1:00 p.m. PDT (4:00 p.m. EDT) on Monday, June 16, 2003 to discuss its fiscal third-quarter results. To participate, call (800) 289-0468 ten minutes before the scheduled start of the call and ask for conference ID #437431. A tape replay of the call will be available beginning two hours after the call through Monday, June 23, 2003 by dialing (888) 203-1112 and giving the conference ID number. The call also will be broadcast over the Internet. To connect, enter ZILA at http://www.opencompany.info, or follow links at http://www.zila.com or http://irbyctc.com.

About Zila

Zila, Inc., headquartered in Phoenix, is an international provider of healthcare and biotechnology products for dental/medical professionals and consumers. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented OraTest® and Zila® Tolonium Chloride technologies.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C®, a branded, superior efficacy nutrition product.

•	Zila Pharmaceuticals, “The Oral Soft Tissue Experts” marketing ViziLite™ examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs, the continuation of the operational and financial turnaround for fiscal year 2003, and the future trend of ascorbic acid prices. A wide variety of factors will impact the length, size and expense of the OraTest® clinical trial; the FDA’s ultimate decision regarding the OraTest® product; the limitations on indicated uses for the OraTest® product; the ultimate market reception for the OraTest® product; Zila’s ability to successfully develop, receive FDA approval to obtain financing for and market efficacious products using its Tolonium Chloride technology; Zila’s ability to obtain third parties and partners for development and commercial exploitation of such technology; and whether Zila will receive the $20 million settlement payment in June 2003. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K and 10-K/A for its fiscal year ended July 31, 2002, and its Form 10-Q for the quarter ended April 30, 2003, filed with the Securities and Exchange Commission.

ZILA, INC.

INCOME STATEMENT DATA — (Unaudited)

(in thousands — except for per share data)

	QUARTER ENDED		NINE MONTHS ENDED
	April 30,		April 30,

	2003	2002*	2003	2002*

NET REVENUES	$12,425	$8,353	$35,137	$26,069
Cost of products sold	5,132	3,048	14,301	9,369

Gross profit	7,293	5,305	20,836	16,700
Operating costs and expenses:
Marketing and selling	2,830	3,006	8,411	8,770
General and administrative	3,176	2,583	9,544	8,585
Severance and related charges	251		1,310
Research and development	941	891	2,522	2,721
Depreciation and amortization	616	887	1,829	2,524

Total operating costs and expenses	7,814	7,367	23,616	22,600

LOSS FROM OPERATIONS	(521)	(2,062)	(2,780)	(5,900)

Interest expense, net	(98)	(102)	(249)	(352)
Other (expense) income	(20)	53	(95)	(36)

Loss before income taxes	(639)	(2,111)	(3,124)	(6,288)
Income tax benefit (expense)		277		(3,630)

LOSS FROM CONTINUING OPERATIONS	(639)	(1,834)	(3,124)	(9,918)
Loss from discontinued operations		(288)		(171)

NET LOSS	(639)	(2,122)	(3,124)	(10,089)
Preferred stock dividends	(10)	(10)	(29)	(29)

Net loss attributable to common shareholders	$(649)	$(2,132)	$(3,153)	$(10,118)

Basic and diluted net loss per common share:
Continuing operations	$(0.01)	$(0.04)	$(0.07)	$(0.22)
Discontinued operations	(0.00)	(0.01)	(0.00)	(0.01)

Net loss per share	$(0.01)	$(0.05)	$(0.07)	$(0.23)

Weighted average number of shares outstanding
Basic and diluted	45,508	45,471	45,479	44,545
EBITDA Reconciliation
Loss from continuing operations	$(639)	$(1,834)	$(3,124)	$(9,918)
Income tax (benefit) expense		(277)		3,630
Interest expense, net	98	102	249	352
Depreciation and amortization	616	887	1,829	2,524

EBITDA from continuing operations	$75	$(1,122)	$(1,046)	$(3,412)

•     Amounts for fiscal 2002 are as restated. See the Company’s Form 10-K report for the fiscal year ended July 31, 2002 to the Securities and Exchange Commission for additional information on those restatements.

ZILA, INC.

BALANCE SHEET DATA

(in thousands)
(in thousands)

	April 30,	July 31,
	2003	2002

	(Unaudited)
Current Assets
Cash and cash equivalents	$1,844	$1,604
Trade receivables — net	9,584	5,695
Inventories — net	6,623	8,869
Prepaid expenses and other current assets	2,589	2,085

Total current assets	20,640	18,253

Property and equipment — net	9,658	8,848
Intangibles — net	29,047	29,839
Other	783	421

Total Assets	$60,128	$57,361

Current Liabilities
Accounts payable	$5,552	$3,250
Accrued liabilities	3,850	3,589
Short-term borrowings	3,106	100
Current portion of long-term debt	485	489

Total current liabilities	12,993	7,428

Long term debt — net of current portion	3,863	3,610
Shareholders’ Equity	43,272	46,323

Total Liabilities and Equity	$60,128	$57,361

Income Reconciliation without Biotechnology Business

In thousands

Quarter Ended
April 30, 2003

Net Loss	$(639)
Add back: Biotechnology business costs before income taxes:	1,463

Income excluding Biotechnology business	$824